EXHIBIT 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2010 Results

Continued Slow Recovery Trend for 2011

HOUSTON, March 10, 2011 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and related project services, announced today its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter and Fiscal 2010 Highlights Compared to Fourth Quarter and Fiscal 2009:

  Revenue for the fourth quarter of $93.2 million, an increase of 13%
  $(0.02) earnings per diluted share for the fourth quarter, an increase of 33%
  Revenue for the year of $320.6 million, a decrease of 7%
  $(0.43) earnings per diluted share for the year, a decrease of 1,175%
  Total backlog at December 31 increased 8% year-over-year to $244.2 million

Commenting on the quarter and year end results, ENGlobal's Chief Executive Officer, Edward L. Pagano, said, "We continue to be disappointed in our financial performance. We are looking closely at our under-performing operations as well as those divisions that are not performing up to their current budget. As previously reported, we are now recognizing $2.0 million in adjustments made during 2010, including capital lease reductions in several of our offices. This process is ongoing and we expect to find additional areas for reducing costs over time."

"On a positive note, we were awarded approximately $28 million worth of business in January 2011. This compares to $25 million and $21 million worth of awards in all of the fourth and third quarters, respectively. We believe that our performance will improve over the course of the year as we begin the project work from these awards, gain additional backlog, and continue to provide quality execution to our clients. In addition, we have recently seen an increase in proposal activity for larger projects and have identified several large, sole-sourced opportunities."

Fourth Quarter 2010:

ENGlobal reported a net loss of $0.5 million, or $(0.02) per diluted earnings per share, for the quarter ended December 31, 2010. This represents an increase of 38% over net loss of $0.8 million and an increase of 33% over diluted earnings per share of $(0.03) for the same period last year. Fourth-quarter revenue increased to $93.2 million, 13% higher than the $82.8 million for the fourth quarter of fiscal year 2009.

The following table illustrates the composition of the Company's revenue and profitability for the three months ended December 31, 2010 and 2009, respectively:

	Quarter Ended				Quarter Ended
	December 31, 2010				December 31, 2009
	(dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 47.3	50.8%	8.4%	4.5%	$ 34.7	41.9%	5.1%	(0.3)%
Automation	18.0	19.3%	7.4%	0.2%	16.6	20.0%	11.3%	6.2%
Field Solutions	27.9	29.9%	7.3%	4.0%	31.5	38.1%	8.6%	5.6%
	$ 93.2	100.0%			$ 82.8	100.0%

Fiscal Year 2010:

For fiscal year 2010, ENGlobal reported a net loss of $11.8 million and earnings per diluted share from continuing operations of $(0.43), primarily due to previously announced SLE and Bigler write offs in the second and third quarters of 2010, respectively. This represents a decrease of 1,083% over net income of $1.2 million and a decrease of 1,175% over earnings per diluted share of $0.04 as compared to fiscal year 2009. Revenue for fiscal year 2010 was $320.6 million - 7% lower than fiscal year 2009.

The following table illustrates the composition of the Company's revenue for the fiscal years ended December 31, 2010 and 2009, respectively:

	Year Ended				Year Ended
	December 31, 2010				December 31, 2009
	(dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$ 161.1	50.2%	7.6%	(3.6)%	$ 153.7	44.7%	7.4%	3.0%
Automation	64.0	20.0%	5.2%	(1.8)%	72.3	21.1%	12.0%	6.3%
Field Solutions	95.5	29.8%	7.5%	3.9%	117.5	34.2%	9.3%	6.4%
	$ 320.6	100.0%			$ 343.5	100.0%

The Company estimates its current backlog, $244.2 million as of December 31, 2010, is approximately 8% higher than the $227.0 million reported for the same prior year period.

Overall selling, general and administrative ("SG&A") expenses increased $12.0 million, or 43%, from $28.0 million in 2009 to $40.0 million for the twelve months ended December 31, 2010, largely due to the Bigler and SLE writeoffs. As a percentage of revenue, SG&A increased from 8.2% in 2009 to 12.5% in 2010.

The Company's days of sales outstanding increased slightly to 56 days at December 31, 2010, from 55 days at December 31, 2009. Bad debt expense was approximately 3.3% and 0.2% of revenue for the years ended December 31, 2010 and 2009, respectively.

Long-term debt, net of current portion, decreased 95%, or $5.8 million, from $6.1 million at December 31, 2009 to $0.3 million at December 31, 2010. As a percentage of stockholders' equity, long-term debt decreased to 0.4% from 7.7% at these dates. The decrease in long-term debt primarily relates to the reclass of our credit facility to a current liability during the second quarter as a result of covenant defaults, all of which have now been waived. Cash on hand at December 31, 2010 totaled $49,000 and availability under the Company's credit facility totaled $5.4 million resulting in total liquidity of $5.5 million. At December 31, 2010, the amount outstanding on the Wells Fargo Credit Facility was $18.7 million compared to $6.0 million at December 31, 2009. The Company has been in negotiations with Wells Fargo since the fourth quarter of 2010 to increase availability under its credit facility.

ENGlobal's employee count decreased to approximately 2,000 for the quarter ended December 31, 2010. ENGlobal averaged 174,000 billable hours per two-week period during the fourth quarter 2010, an 11% increase, when compared to 157,000 billable hours in the same period in 2009. The fourth quarter 2010 average represents a 5% increase over 166,000 billable hours in the third quarter 2010. The Company's overall utilization percentage was approximately 91% for the fourth quarter 2010, compared with approximately 89% for the comparable period of 2009.

Later this morning, the Company will host a conference call to discuss its quarterly results at 11:00 a.m. EST (10:00 a.m. CST). To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International), and enter the Conference ID #49305937 approximately 10 minutes before the scheduled start time and request the "ENGlobal Fourth Quarter and Fiscal Year 2010 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, March 24, 2011. The replay can be accessed by dialing (800) 642-1687 (Domestic) or (706) 645-9291 (International), Conference ID #49305937. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Annual Report on Form 10-K for the year ended December 31, 2010 will be filed with the Securities and Exchange Commission on March 10, 2011 reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG), founded in 1985, is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through three business segments: Engineering & Construction, Field Solutions, and Automation. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal's Field Solutions segment provides project management and staffing for right-of-way and site acquisition, inspection, permitting, regulatory, and legislative outreach. The Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, information technology, cyber-security, and heat tracing projects. ENGlobal has over 2,000 employees in 15 offices and 9 cities. Further information about the Company and its businesses is available atwww.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its new alliance contract and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to increase or replace our line of credit; (2) our ability to respond appropriately to the current worldwide economic situation and the resulting changes in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability win new projects that we can perform on a profitable basis; (6) our ability to accurately estimate costs and fees on fixed-price contracts; (7) the profitability of our alliance agreements; (8) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (9) the effect of changes in the price of oil; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (11) the effect of changes in our competitive position within our market in view of, among other things, increasing consolidation currently taking place among our competitors. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Financial Highlights
(in thousands, except per basic data)

	Quarter Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009

Operating Revenue	$ 93,174	$ 82,823	$ 320,615	$ 343,462
Direct cost	85,822	76,469	297,896	312,409
Gross Profit	7,352	6,354	22,719	31,053

Selling, general and administrative	7,788	7,189	39,975	28,027
Operating Income (Loss)	(436)	(835)	(17,256)	3,026

Other Income (Expense):
Other income (expense)	(433)	(8)	(319)	174
Interest income (expense), net	(187)	(94)	(442)	(573)

Income (Loss) before Provision for Income Taxes	(1,056)	(937)	(18,017)	2,627

Provision for Income Taxes	(560)	(176)	(6,265)	1,394

Net Income (Loss)	$ (496)	$ (761)	$ (11,752)	$ 1,233

Earnings (Loss) Per Common Share:
Basic	$ (0.02)	$ (0.03)	$ (0.43)	$ 0.05
Diluted	$ (0.02)	$ (0.03)	$ (0.43)	$ 0.04

Weighted Average Shares Used in Computing Earnings (Loss) Per Share:
Basic	26,676	27,367	27,151	27,330
Diluted	26,676	27,367	27,151	27,567

Selected Balance Sheet Information (in thousands):
	As of
	December 31, 2010	December 31, 2009

Cash	$ 49	$ 143
Working capital	30,112	36,308
Property and equipment, net	4,503	5,983
Total assets	110,324	110,635
Long-term debt, net of current portion	252	6,098
Stockholders' Equity	65,102	78,711
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com